Exhibit 99.1

July 30, 2004

Quarterly Report
Second Quarter 2004


We are very pleased to report that our earnings showed improvement in the second quarter. The environment for bank earnings had been somewhat unfavorable in the recent past with a soft economy and record low interest rates. That appears to be changing. With economic activity picking up and the Federal Reserve recently raising short term interest rates our bank should benefit.

Our net income for the second quarter was $1.44 million, or 51 cents per share after the effects of dilution. This is up by 23% from the results last year. For the same period in 2003 earnings were $1.17 million, or 42 cents per share. For this year to date we have now earned 92 cents per share versus 84 cents last year, an increase of nearly 10%.

You will notice that our loans and deposits are up by approximately 20% from a year ago. Much of this results from our acquisition in Cynthiana last November. However we have also enjoyed significant loan growth since that time. We have seen encouraging improvement in credit quality as measured by both past dues and loan losses.

Our net interest margin is lower now than it has been in the past.
This is partly due to competitive pressures. More banks have opened offices in the markets we serve. This increases price competition, but also validates our view that these are growing and very attractive communities in which to do business. The second factor is the extremely low interest rates over the last two years, a 46-year low. Loan rates have been so low that we haven't been able to maintain our margin even with low deposit rates. As interest rates rise we expect pressure on our margin to ease somewhat.

Our annual shareholder meeting was held on May 5. This coincides with the regular rotation of board members at Kentucky Bank. We thank outgoing board members Ed Saunier (Winchester), Brad Marshall (Cynthiana), Tom Buford (Nicholasville), Chuck Johnson (Georgetown) and Bill Graul (Versailles). New members welcomed to our board for the next year are Mary Beth Hendricks (Winchester), Joel Techau (Cynthiana), Dan Brewer (Nicholasville), Dr. Gus Bynum (Georgetown) and Loren Carl (Versailles).


Buckner Woodford
President


                                         UNAUDITED
CONSOLIDATED BALANCE SHEET


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CONSOLIDATED BALANCE SHEET

                                                      6/30/2004           6/30/2003           Change

Assets
  Cash & Due From Banks                             $  12,186,140       $  10,822,793          12.6%
  Securities                                          133,324,406          89,958,786          48.2
  Loans Held For Sale                                   6,903,181           4,328,286          59.5
  Loans                                               334,589,735         282,939,998          18.3
  Reserve for Loan Losses                               4,093,267           3,040,848          34.6
    Net Loans                                         330,496,468         279,899,150          18.1
  Federal Funds Sold                                            -             200,000           n/m
  Other Assets                                         34,181,803          19,876,325          72.0
     Total Assets                                   $ 517,091,998       $ 405,085,340          27.7%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  68,640,580       $  56,838,988          20.8%
    Savings & Interest Checking                       138,672,346         107,896,175          28.5
    Certificates of Deposit                           171,767,657         140,602,978          22.2
      Total Deposits                                  379,080,583         305,338,141          24.2
  Repurchase Agreements                                20,420,345           1,391,695        1367.3
  Other Borrowed Funds                                 70,178,400          49,030,237          43.1
  Other Liabilities                                     2,380,181           3,575,597         -33.4
    Total Liabilities                                 472,059,509         359,335,670          31.4
  Stockholders' Equity                                 45,032,489          45,749,670          -1.6
    Total Liabilities & Stockholders' Equity        $ 517,091,998       $ 405,085,340          27.7%
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
CONSOLIDATED INCOME STATEMENT

                                                  Six Months Ending                       Three Months Ending
                                                                   Percentage                              Percentage
                                         6/30/2004      6/30/2003    Change       6/30/2004      6/30/2003   Change


Interest Income                        $ 12,729,634   $ 11,273,413    12.9%      $ 6,462,846   $ 5,611,357    15.2%
Interest Expense                          4,391,591      3,968,297    10.7         2,195,888     1,926,617     4.0
  Net Interest Income                     8,338,043      7,305,116    14.1         4,266,958     3,684,740    15.8
Loan Loss Provision                         450,000        450,000     0.0           195,000       225,000   -13.3
  Net Interest Income After Provision     7,888,043      6,855,116    15.1         4,071,958     3,459,740    17.7
Other Income                              3,306,906      3,374,168    -2.0         1,744,442     1,703,984     2.4
Other Expenses                            7,626,107      6,937,021     9.9         3,801,974     3,532,437     7.6
  Income Before Taxes                     3,568,842      3,292,263     8.4         2,014,426     1,631,287    23.5
Income Taxes                                980,098        937,340     4.6           575,620       459,442    25.3
  Net Income                              2,588,744      2,354,923     9.9         1,438,806     1,171,845    22.8
Net Change in Unrealized Gain (loss)
  on Securities                          (2,479,957)       292,916                (2,851,951)      272,188
  Comprehensive Income                 $    108,787   $  2,647,839               $(1,413,145)  $ 1,444,033

Selected Ratios
  Return on Average Assets                     0.99%          1.14%                     1.20%         1.14%
  Return on Average Equity                     11.0           10.5                      13.7          10.4

  Earnings Per Share                        $  0.92        $  0.85                   $  0.51       $  0.42
  Earnings Per Share - assuming dilution       0.92           0.84                      0.51          0.42
  Cash Dividends Per Share                     0.42           0.38                      0.21          0.19
  Book Value Per Share                        16.07          16.48

  Market Price                               High            Low            Close
    Second Quarter '04                       $34.00         $31.00         $33.00
    First Quarter '04                        $34.77         $31.79         $32.55


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